UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):         October 31, 2015

Majesco

(Exact Name of Registrant as Specified in its Charter)

California	001-37466	77-0309142

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant's telephone number, including area code	(973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 31, 2015, MAJESCO SDN BHD, a company incorporated under the laws of Malaysia and wholly-owned subsidiary of Majesco (“Majesco Malaysia”), entered into a Share Purchase Agreement with MASTEK LIMITED, a company incorporated under the laws of India (“Mastek”), pursuant to which Majesco Malaysia agreed to purchase from Mastek all of the issued and outstanding shares of MASTEK ASIA PACIFIC PTE LTD, a company incorporated under the laws of Singapore (hereinafter referred to as "the Company") for a total cash purchase consideration of 381,800 Singapore Dollars.

Closing under the Share Purchase Agreement is expected to take place on or before December 31, 2015 or any other date specified by the parties and is subject to the accomplishment of corporate formalities. The Share Purchase Agreement contains customary representations, warranties and indemnities of the parties.

Mastek is the holder of record of shares of common stock of Majesco representing approximately 13.84% of the issued and outstanding capital stock of Majesco. For more information about our relationship with Mastek and its affiliates, see “Item 13-Certain Relationships and Related Transactions, and Director Independence” included in our Annual report on Form 10-K filed with the SEC on June 19, 2015, which is incorporated by reference herein. The foregoing summary of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement attached hereto as Exhibit 10.35 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.35 Share Purchase Agreement dated October 31, 2015, between Mastek Limited and Majesco SDN BHD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Majesco

By:	/s/ Ketan Mehta
Ketan Mehta, President and Chief Executive Officer

Date: November 3, 2015

EXHIBIT INDEX

10.35 Share Purchase Agreement dated October 31, 2015, between Mastek Limited and Majesco SDN BHD